Denver
3614

invitation homes

EARNINGS RELEASE &
SUPPLEMENTAL INFORMATION
FIRST QUARTER 2023

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 2

Earnings Press Release

Invitation Homes Reports First Quarter 2023 Results
Dallas, TX, May 1, 2023 — Invitation Homes Inc. (NYSE: INVH) ("Invitation Homes" or the "Company"), the nation's premier single-family home leasing company, today announced its Q1 2023 financial and operating results.

First Quarter 2023 Highlights
•Year over year, total revenues increased 10.8% to $590 million, property operating and maintenance costs increased 14.4% to $208 million, net income available to common stockholders increased 30.0% to $120 million, and net income per diluted common share increased 29.0% to $0.20.
•Year over year, Core FFO per share increased 9.5% to $0.44, and AFFO per share increased 9.0% to $0.38.
•Same Store NOI increased 5.0% year over year on 7.7% Same Store Core Revenues growth and 14.0% Same Store Core Operating Expenses growth.
•Revenue collections were approximately 99% of the Company's historical average collection rate. Same Store bad debt as a percentage of gross rental revenue was 2.0%, consistent with Q4 2022 as reported and a better than anticipated result.
•Same Store Average Occupancy was 97.8%, a 50 basis points improvement over Q4 2022.
•Same Store renewal rent growth of 8.0% and Same Store new lease rent growth of 5.7% drove Same Store blended rent growth of 7.3%.
•Acquisitions by the Company and the Company's joint ventures totaled 194 homes for $67 million, primarily from the Company's builder partners, while dispositions totaled 297 homes for $101 million.
•As previously announced in March 2023, the Company's issuer and issue-level credit ratings were upgraded by S&P Global Ratings to 'BBB' from 'BBB-' with a Stable outlook. In addition, as previously announced in April 2023, Moody's Investors Service revised the Company's rating outlook to 'Positive' from 'Stable'. The Company has no debt reaching final maturity prior to 2026, 99.2% of its debt is fixed or swapped to fixed, and 83.1% of its homes are unencumbered.

Chief Executive Officer Dallas Tanner comments:
"Our Q1 2023 results represent a strong start to the year. Favorable supply and demand fundamentals continued, met by excellent execution from our best-in-class teams and platform. Looking ahead, we remain bullish on our business, which is backed by the high-value proposition and exceptional service that we offer our residents, along with what we believe is the strongest balance sheet and liquidity position in the single-family rental sector. With the benefits of a worry-free leasing lifestyle as attractive as ever, and the low supply of well-located, high-quality for-lease housing persisting in our markets, we believe we are well positioned to continue delivering strong results."

Glossary & Reconciliations of Non-GAAP Financial and Other Operating Measures
Financial and operating measures found in the Earnings Release and Supplemental Information include certain measures used by Invitation Homes management that are measures not defined under accounting principles generally accepted in the United States ("GAAP"). These measures are defined herein and, as applicable, reconciled to the most comparable GAAP measures.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 3

Financial Results

Net Income, FFO, Core FFO, and AFFO Per Share — Diluted

	Q1 2023	Q1 2022
Net income	$0.20	$0.15
FFO	0.42	0.38
Core FFO	0.44	0.40
AFFO	0.38	0.35

Net Income
Year over year, net income per diluted common share for Q1 2023 increased 29.0% to $0.20, primarily due to an increase in total revenues.

Core FFO
Year over year, Core FFO per share for Q1 2023 increased 9.5% to $0.44, primarily due to NOI growth.

AFFO
Year over year, AFFO per share for Q1 2023 increased 9.0% to $0.38, primarily due to the increase in Core FFO per share described above.

Operating Results

Same Store Operating Results Snapshot

Number of homes in Same Store Portfolio:	77,016

	Q1 2023	Q1 2022
Core Revenues growth (year over year)	7.7%
Core Operating Expenses growth (year over year)	14.0%
NOI growth (year over year)	5.0%

Average Occupancy	97.8%	98.2%
Bad debt % of gross rental revenue (1)	2.0%	1.7%
Turnover Rate	5.1%	4.7%

Rental Rate Growth (lease-over-lease):
Renewals	8.0%	9.6%
New Leases	5.7%	14.5%
Blended	7.3%	10.8%

(1)Invitation Homes reserves residents' accounts receivables balances that are aged greater than 30 days as bad debt, under the rationale that a resident's security deposit should cover approximately the first 30 days of receivables. For all resident receivables balances aged greater than 30 days, the amount reserved as bad debt is 100% of outstanding receivables from the resident, less the amount of the resident's security deposit on hand. For the purpose of determining age of receivables, charges are considered to be due based on the terms of the original lease, not based on a payment plan if one is in place. All rental revenues and other property income, in both Total Portfolio and Same Store Portfolio presentations, are reflected net of bad debt.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 4

Revenue Collections Update

	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Pre-COVID Average (2)
Revenues collected % of revenues due: (1)
Revenues collected in same month billed	93%	91%	91%	92%	96%
Late collections of prior month billings	5%	6%	6%	7%	3%
Total collections	98%	97%	97%	99%	99%

(1)Includes both rental revenues and other property income. Rent is considered to be due based on the terms of the original lease, not based on a payment plan if one is in place. Security deposits retained to offset rents due are not included as revenue collected. See "Same Store Operating Results Snapshot," footnote (1), for detail on the Company's bad debt policy.
(2)Represents the period from October 2019 to March 2020.

Same Store NOI
For the Same Store Portfolio of 77,016 homes, Same Store NOI for Q1 2023 increased 5.0% year over year on Same Store Core Revenues growth of 7.7% and Same Store Core Operating Expenses growth of 14.0%.

Same Store Core Revenues
Same Store Core Revenues growth for Q1 2023 of 7.7% year over year was primarily driven by an 8.5% increase in Average Monthly Rent, and a 7.3% increase in other income, net of resident recoveries, partially offset by a 40 basis points year over year decline in Average Occupancy and a 30 basis points year over year increase in bad debt as a percentage of gross rental revenue. Bad debt as a percentage of gross rental revenue was 2.0% for Q1 2023, consistent with Q4 2022 as reported and better than anticipated as a result of improved payment actions that offset the significant decline in government rental assistance.

Same Store Core Operating Expenses
Same Store Core Operating Expenses for Q1 2023 increased 14.0% year over year, representing a favorable result as compared to the Company's initial guidance expectations for first quarter growth in the mid-teens. The year over year increase was primarily driven by an increase in property tax expense due to an expected year over year increase in property taxes in addition to the underaccrual of property tax expense in the first three quarters of 2022, as well as increases in utilities and property administrative expenses, net of resident recoveries; turnover expenses, net of resident recoveries; and personnel, leasing and marketing expenses.

Investment Management Activity
Acquisitions for Q1 2023 totaled 194 homes for $67 million, primarily sourced from the Company's builder partners. This included 181 wholly owned homes for $62 million in addition to 13 homes for $5 million in the Company's joint ventures.

Dispositions for Q1 2023 included 284 wholly owned homes for gross proceeds of $95 million and 13 homes for gross proceeds of $6 million in the Company's joint ventures.

Balance Sheet and Capital Markets Activity
As of March 31, 2023, the Company had $1,325 million in available liquidity through a combination of unrestricted cash and undrawn capacity on its revolving credit facility. The Company's total indebtedness as of March 31, 2023 was $7,829 million, consisting of $5,775 million of unsecured debt and $2,054 million of secured debt. Net debt / TTM adjusted EBITDAre was 5.5x at March 31, 2023, down from 5.7x as of December 31, 2022.

As previously announced in March 2023, the Company's issuer and issue-level credit ratings were upgraded by S&P Global Ratings to 'BBB' from 'BBB-' with a Stable outlook. In addition, as previously announced in April 2023, Moody's Investors
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 5

Service revised the Company's rating outlook to 'Positive' from 'Stable'. The Company has no debt reaching final maturity prior to 2026, 99.2% of its debt is fixed or swapped to fixed, and 83.1% of its homes are unencumbered.

Dividend
As previously announced on April 28, 2023, the Company's Board of Directors declared a quarterly cash dividend of $0.26 per share of common stock. The dividend will be paid on or before May 26, 2023, to stockholders of record as of the close of business on May 10, 2023.

FY 2023 Guidance
The Company does not provide guidance for the most comparable GAAP financial measures of net income (loss), total revenues, and property operating and maintenance expense. Additionally, a reconciliation of the forward-looking non-GAAP financial measures of Core FFO per share, AFFO per share, Same Store Core Revenues growth, Same Store Core Operating Expenses growth, and Same Store NOI growth to the comparable GAAP financial measures cannot be provided without unreasonable effort because the Company is unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of the Company's ongoing operations. Such items include, but are not limited to, impairment on depreciated real estate assets, net (gain)/loss on sale of previously depreciated real estate assets, share-based compensation, casualty loss, non-Same Store revenues, and non-Same Store operating expenses. These items are uncertain, depend on various factors, and could have a material impact on the Company's GAAP results for the guidance period.

Full year 2023 guidance remains unchanged from initial guidance provided in February 2023, as outlined in the table below:

FY 2023 Guidance
FY 2023 Guidance
Core FFO per share — diluted	$1.73 to $1.81
AFFO per share — diluted	$1.43 to $1.51

Same Store Core Revenues growth(1)	5.25% to 6.25%
Same Store Core Operating Expenses growth(2)	7.5% to 9.5%
Same Store NOI growth	4.0% to 5.5%

Wholly owned acquisitions(3)	$250 million to $300 million
JV acquisitions(3)	$100 million to $300 million
Wholly owned dispositions	$250 million to $300 million

(1)Embedded within the assumptions for this guidance is slightly lower expected average occupancy versus 2022 due to anticipated higher turnover, as well as elevated bad debt of 25 to 75 basis points higher than 2022.
(2)Embedded within the assumptions for this guidance is an expected increase in property tax expense in a range of 6.5% to 7.5%, higher turnover operating and capital expense as a result of higher expected turnover in 2023, and expectations around continued inflationary pressures. Because real estate taxes were underaccrued in the first three quarters of 2022, the Company's initial guidance anticipated Same Store Core Operating Expenses growth in the mid-teens for first quarter 2023 followed by sequential improvement during the remainder of the year, resulting in the expected range for full year 2023 of 7.5% to 9.5%.
(3)Guidance assumes modest acquisition activity in 2023, with wholly owned acquisitions primarily sourced from the Company's builder partners. The Company intends to maintain an opportunistic approach to growth on balance sheet and in its joint ventures based on actual market conditions throughout the year.
Earnings Conference Call Information
Invitation Homes has scheduled a conference call at 11:00 a.m. Eastern Time on May 2, 2023, to discuss results for the first quarter of 2023. The domestic dial-in number is 1-888-330-2384, and the international dial-in number is 1-240-789-2701. The conference ID is 7714113. A live audio webcast may be accessed at www.invh.com. A replay of the call will be available through May 30, 2023, and can be accessed by calling 1-800-770-2030 (domestic) or 1-647-362-9199 (international) and using the playback ID 7714113, or by using the link at www.invh.com.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 6

Supplemental Information
The full text of the Earnings Release and Supplemental Information referenced in this release are available on Invitation Homes' Investor Relations website at www.invh.com.

About Invitation Homes
Invitation Homes, an S&P 500 company, is the nation's premier single-family home leasing company, meeting changing lifestyle demands by providing access to high-quality, updated homes with valued features such as close proximity to jobs and access to good schools. The company's mission, "Together with you, we make a house a home," reflects its commitment to providing homes where individuals and families can thrive and high-touch service that continuously enhances residents' living experiences.

Investor Relations Contact	Media Relations Contact

Scott McLaughlin	Kristi DesJarlais
844.456.INVH (4684)	972.421.3587
IR@InvitationHomes.com	Media@InvitationHomes.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which include, but are not limited to, statements related to the Company's expectations regarding the performance of the Company's business, its financial results, its liquidity and capital resources, and other non-historical statements. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks inherent to the single-family rental industry and the Company's business model, macroeconomic factors beyond the Company's control, competition in identifying and acquiring properties, competition in the leasing market for quality residents, increasing property taxes, homeowners’ association and insurance costs, poor resident selection and defaults and non-renewals by the Company's residents, the Company's dependence on third parties for key services, risks related to the evaluation of properties, performance of the Company's information technology systems, risks related to the Company's indebtedness, and risks related to the potential negative impact of unfavorable global and United States economic conditions (including inflation and rising interest rates), uncertainty in financial markets (including as a result of recent bank failures and events affecting financial institutions), geopolitical tensions, natural disasters, climate change, and public health crises on the Company’s financial condition, results of operations, cash flows, business, associates, and residents. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The Company believes these factors include, but are not limited to, those described under Part I. Item 1A. “Risk Factors” of the Annual Report on Form 10-K for the year ended December 31, 2022 (the "Annual Report"), as such factors may be updated from time to time in the Company's periodic filings with the Securities and Exchange Commission (the "SEC"), which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release, in the Annual Report, and in the Company's other periodic filings. The forward-looking statements speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except to the extent otherwise required by law.
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 7

Consolidated Balance Sheets
($ in thousands, except shares and per share data)

	March 31, 2023	December 31, 2022
	(unaudited)
Assets:
Investments in single-family residential properties, net	$16,914,168	$17,030,374
Cash and cash equivalents	325,277	262,870
Restricted cash	203,019	191,057
Goodwill	258,207	258,207
Investments in unconsolidated joint ventures	272,906	280,571
Other assets, net	529,629	513,629
Total assets	$18,503,206	$18,536,708

Liabilities:
Mortgage loans, net	$1,641,959	$1,645,795
Secured term loan, net	401,351	401,530
Unsecured notes, net	2,519,100	2,518,185
Term loan facilities, net	3,205,643	3,203,567
Revolving facility	—	—
Accounts payable and accrued expenses	226,412	198,423
Resident security deposits	176,697	175,552
Other liabilities	79,541	70,025
Total liabilities	8,250,703	8,213,077

Equity:
Stockholders' equity
Preferred stock, $0.01 par value per share, 900,000,000 shares authorized, none outstanding as of March 31, 2023 and December 31, 2022	—	—
Common stock, $0.01 par value per share, 9,000,000,000 shares authorized, 611,863,780 and 611,411,382 outstanding as of March 31, 2023 and December 31, 2022, respectively	6,119	6,114
Additional paid-in capital	11,136,457	11,138,463
Accumulated deficit	(989,431)	(951,220)
Accumulated other comprehensive income	66,326	97,985
Total stockholders' equity	10,219,471	10,291,342
Non-controlling interests	33,032	32,289
Total equity	10,252,503	10,323,631
Total liabilities and equity	$18,503,206	$18,536,708

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 8

Consolidated Statements of Operations
($ in thousands, except shares and per share amounts)

	Q1 2023	Q1 2022
	(unaudited)	(unaudited)
Revenues:
Rental revenues	$535,217	$483,995
Other property income	51,298	46,204
Management fee revenues	3,375	2,111
Total revenues	589,890	532,310

Expenses:
Property operating and maintenance	208,497	182,269
Property management expense	23,584	20,967
General and administrative	17,452	17,639
Interest expense	78,047	74,389
Depreciation and amortization	164,673	155,796
Impairment and other	1,163	1,515
Total expenses	493,416	452,575

Gains (losses) on investments in equity securities, net	88	(3,032)
Other, net	(1,494)	594
Gain on sale of property, net of tax	29,671	18,026
Losses from investments in unconsolidated joint ventures	(4,155)	(2,320)

Net income	120,584	93,003
Net income attributable to non-controlling interests	(342)	(388)

Net income attributable to common stockholders	120,242	92,615
Net income available to participating securities	(171)	(220)

Net income available to common stockholders — basic and diluted	$120,071	$92,395

Weighted average common shares outstanding — basic	611,588,465	606,410,225
Weighted average common shares outstanding — diluted	612,564,298	607,908,398

Net income per common share — basic	$0.20	$0.15
Net income per common share — diluted	$0.20	$0.15

Dividends declared per common share	$0.26	$0.22

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 9

Supplemental Schedule 1

Reconciliation of FFO, Core FFO, and AFFO
($ in thousands, except shares and per share amounts) (unaudited)

FFO Reconciliation	Q1 2023	Q1 2022
Net income available to common stockholders	$120,071	$92,395
Net income available to participating securities	171	220
Non-controlling interests	342	388
Depreciation and amortization on real estate assets	162,084	153,640
Impairment on depreciated real estate investments	178	101
Net gain on sale of previously depreciated investments in real estate	(29,671)	(18,026)
Depreciation and net gain on sale of investments in unconsolidated joint ventures	2,121	500
FFO	$255,296	$229,218

Core FFO Reconciliation	Q1 2023	Q1 2022
FFO	$255,296	$229,218
Non-cash interest expense related to amortization of deferred financing costs, loan discounts, and non-cash interest expense from derivatives (1)	9,132	6,470
Share-based compensation expense	6,498	6,646
Severance expense	153	18
Casualty losses, net (1)	988	1,414
(Gains) losses on investments in equity securities, net	(88)	3,032
Core FFO	$271,979	$246,798

AFFO Reconciliation	Q1 2023	Q1 2022
Core FFO	$271,979	$246,798
Recurring capital expenditures (1)	(37,293)	(32,830)
AFFO	$234,686	$213,968

Net income available to common stockholders
Weighted average common shares outstanding — diluted	612,564,298	607,908,398

Net income per common share — diluted	$0.20	$0.15

FFO, Core FFO, and AFFO
Weighted average common shares and OP Units outstanding — diluted	614,536,039	610,704,093

FFO per share — diluted	$0.42	$0.38

Core FFO per share — diluted	$0.44	$0.40

AFFO per share — diluted	$0.38	$0.35

(1)Includes the Company's share from unconsolidated joint ventures.
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 10

Supplemental Schedule 2(a)

Diluted Shares Outstanding
(unaudited)

Weighted Average Amounts for Net Income	Q1 2023	Q1 2022
Common shares — basic	611,588,465	606,410,225
Shares potentially issuable from vesting/conversion of equity-based awards	975,833	1,498,173
Total common shares — diluted	612,564,298	607,908,398

Weighted average amounts for FFO, Core FFO, and AFFO	Q1 2023	Q1 2022
Common shares — basic	611,588,465	606,410,225
OP units — basic	1,738,779	2,538,285
Shares potentially issuable from vesting/conversion of equity-based awards	1,208,795	1,755,583
Total common shares and units — diluted	614,536,039	610,704,093

Period end amounts for Core FFO and AFFO	March 31, 2023
Common shares	611,863,780
OP units	1,861,950
Shares potentially issuable from vesting/conversion of equity-based awards	955,333
Total common shares and units — diluted	614,681,063

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 11

Supplemental Schedule 2(b)

Debt Structure and Leverage Ratios — As of March 31, 2023
($ in thousands) (unaudited)

				Wtd Avg	Wtd Avg
				Interest	Years to
Debt Structure	Balance		% of Total	Rate (1)	Maturity (2)
Secured:
Fixed (3)	$1,396,804		17.8%	4.0%	5.3
Floating — swapped to fixed	657,258		8.4%	4.2%	2.8
Floating	—		—%	—%	—
Total secured	2,054,062		26.2%	4.1%	4.5

Unsecured:
Fixed	2,550,000		32.6%	2.8%	8.4
Floating — swapped to fixed	3,162,742		40.4%	4.0%	3.6
Floating	62,258		0.8%	6.1%	6.2
Total unsecured	5,775,000		73.8%	3.5%	5.7

Total Debt:
Fixed + floating swapped to fixed (3)	7,766,804		99.2%	3.6%	5.4
Floating	62,258		0.8%	6.1%	6.2
Total debt	7,829,062		100.0%	3.6%	5.4
Discount/amortization on Note Payable	(13,118)
Deferred financing costs, net	(47,891)
Total debt per Balance Sheet	7,768,053
Retained and repurchased certificates	(88,406)
Cash, ex-security deposits and letters of credit (4)	(349,018)
Deferred financing costs, net	47,891
Unamortized discount on note payable	13,118
Net debt	$7,391,638

Leverage Ratios	March 31, 2023
Net Debt / TTM Adjusted EBITDAre	5.5	x

Credit Ratings	Ratings	Outlook
Fitch Ratings	BBB	Stable
Moody's Investors Service	Baa3	Positive (5)
S&P Global Ratings	BBB	Stable

Unsecured Facilities Covenant Compliance (6)			Unsecured Public Bond Covenant Compliance (7)
	Actual	Requirement		Actual	Requirement
Total leverage ratio	30.8%	≤ 60%	Aggregate debt ratio	35.4%	≤ 65%
Secured leverage ratio	8.5%	≤ 45%	Secured debt ratio	9.0%	≤ 40%
Unencumbered leverage ratio	27.2%	≤ 60%	Unencumbered assets ratio	320.2%	≥ 150%
Fixed charge coverage ratio	4.6x	≥ 1.5x	Debt service ratio	4.7x	≥ 1.5x
Unsecured interest coverage ratio	6.0x	≥ 1.75x

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 12

Supplemental Schedule 2(b) (Continued)

(1)Includes the impact of interest rate swaps in place and effective as of March 31, 2023.
(2)Assumes all extension options are exercised.
(3)For the purposes of this table, IH 2019-1, a twelve-year secured term loan reaching final maturity in 2031 that bears interest at a fixed rate for the first 11 years and a floating rate in the twelfth year, is reflected as fixed rate debt.
(4)Represents cash and cash equivalents and the portion of restricted cash that excludes security deposits and letters of credit.
(5)Moody's Investors Service revised the Company's rating outlook to 'Positive' from 'Stable' in April 2023.
(6)Covenant calculations are specifically defined in the Company's Amended and Restated Revolving Credit and Term Loan Agreement, and summarized in the "Glossary and Reconciliations" section of this report. For the purpose of calculating property value in applicable covenant metrics, properties owned for at least one year are valued by dividing NOI by a 6% capitalization rate (the market standard for residential loans), and properties owned for less than one year are valued at either their gross book value or by dividing NOI by a 6% capitalization rate.
(7)Covenant calculations are specifically defined in the Company's Supplemental Indentures to the Base Indenture for its Senior Notes, which are summarized in the "Glossary and Reconciliations" section of this report. Property values for the purpose of applicable covenant metrics are calculated based on undepreciated book value.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 13

Supplemental Schedule 2(c)

Debt Maturity Schedule — As of March 31, 2023
($ in thousands) (unaudited)
			Revolving
	Secured	Unsecured	Credit		% of
Debt Maturities, with Extensions (1)	Debt	Debt	Facility	Balance	Total
2023	$—	$—	$—	$—	—%
2024	—	—	—	—	—%
2025	—	—	—	—	—%
2026	657,258	2,500,000	—	3,157,258	40.2%
2027	993,675	—	—	993,675	12.7%
2028	—	750,000	—	750,000	9.6%
2029	—	725,000	—	725,000	9.3%
2030	—	—	—	—	—%
2031	403,129	650,000	—	1,053,129	13.5%
2032	—	600,000	—	600,000	7.7%
2033	—	—	—	—	—%
2034	—	400,000	—	400,000	5.1%
2035	—	—	—	—	—%
2036	—	150,000	—	150,000	1.9%
	2,054,062	5,775,000	—	7,829,062	100.0%
Unamortized discount on note payable	(1,496)	(11,622)	—	(13,118)
Deferred financing costs, net	(9,256)	(38,635)	—	(47,891)
Total per Balance Sheet	$2,043,310	$5,724,743	$—	$7,768,053
	.
(1)Assumes all extension options are exercised.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 14

Supplemental Schedule 3(a)

Summary of Operating Information by Home Portfolio
($ in thousands) (unaudited)

Number of Homes, period-end	Q1 2023
Total Portfolio	83,010
Same Store Portfolio	77,016
Same Store % of Total	92.8%

Core Revenues	Q1 2023	Q1 2022	Change YoY
Total Portfolio	$554,549	$501,437	10.6%
Same Store Portfolio	516,029	479,217	7.7%

Core Operating Expenses	Q1 2023	Q1 2022	Change YoY
Total Portfolio	$176,531	$153,507	15.0%
Same Store Portfolio	164,222	144,116	14.0%

Net Operating Income	Q1 2023	Q1 2022	Change YoY
Total Portfolio	$378,018	$347,930	8.6%
Same Store Portfolio	351,807	335,101	5.0%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 15

Supplemental Schedule 3(b)

Same Store Portfolio Core Operating Detail
($ in thousands) (unaudited)

			Change		Change
	Q1 2023	Q1 2022	YoY	Q4 2022	Seq
Revenues:
Rental revenues (1)	$498,481	$462,869	7.7%	$490,340	1.7%
Other property income, net (1)(2)	17,548	16,348	7.3%	17,823	(1.5)%
Core Revenues	516,029	479,217	7.7%	508,163	1.5%

Fixed Expenses:
Property taxes (3)	86,934	78,137	11.3%	89,470	(2.8)%
Insurance expenses	9,189	8,668	6.0%	8,610	6.7%
HOA expenses	9,598	9,008	6.6%	9,791	(2.0)%

Controllable Expenses:
Repairs and maintenance, net (4)	21,776	20,131	8.2%	23,184	(6.1)%
Personnel, leasing and marketing	21,717	18,346	18.4%	20,242	7.3%
Turnover, net (4)(5)	8,946	6,141	45.7%	10,318	(13.3)%
Utilities and property administrative, net (4)(6)	6,062	3,685	64.5%	4,875	24.3%
Core Operating Expenses	164,222	144,116	14.0%	166,490	(1.4)%

Net Operating Income	$351,807	$335,101	5.0%	$341,673	3.0%

(1)All rental revenues and other property income are reflected net of bad debt. Invitation Homes reserves residents' accounts receivables balances that are aged greater than 30 days as bad debt, under the rationale that a resident's security deposit should cover approximately the first 30 days of receivables. For all resident receivables balances aged greater than 30 days, the amount reserved as bad debt is 100% of outstanding receivables from the resident, less the amount of the resident's security deposit on hand. For the purpose of determining age of receivables, charges are considered to be due based on the terms of the original lease, not based on a payment plan if one is in place. Bad debt as a percentage of gross rental revenue in Q1 2023 increased by 30 basis points from Q1 2022.
(2)Represents other property income net of all resident recoveries, which are reimbursements of charges for which residents are responsible. Same Store resident recoveries totaled $29,910, $27,596, and $30,635, for Q1 2023, Q1 2022, and Q4 2022, respectively.
(3)For Q1 2023, the year over year increase to property tax expense was primarily a result of an expected year over year increase in property taxes, in addition to the underaccrual of property tax expense in the first three quarters of 2022.
(4)These expenses are presented net of applicable resident recoveries.
(5)For Q1 2023, the year over year increase to turnover expense, net, was primarily attributable to higher resident turnover and continued inflationary pressures.
(6)For Q1 2023, the year over year increase to utilities and property administrative expense, net, was primarily attributable to higher vacant utility costs and rates, as well as higher lease compliance costs.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 16

Supplemental Schedule 3(c)

Same Store Quarterly Operating Trends
(unaudited)

	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022

Average Occupancy	97.8%	97.3%	97.5%	98.0%	98.2%
Turnover Rate	5.1%	5.4%	6.2%	5.9%	4.7%
Trailing four quarters Turnover Rate	22.6%	22.2%	N/A	N/A	N/A
Average Monthly Rent	$2,254	$2,226	$2,184	$2,127	$2,078
Rental Rate Growth (lease-over-lease):
Renewals	8.0%	9.9%	10.1%	10.2%	9.6%
New leases	5.7%	7.1%	15.2%	16.2%	14.5%
Blended	7.3%	9.0%	11.4%	11.6%	10.8%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 17

Supplemental Schedule 4

Wholly Owned Portfolio Characteristics — As of and for the Quarter Ended March 31, 2023 (1)
(unaudited)

	Number of Homes	Average Occupancy	Average Monthly Rent	Average Monthly Rent PSF	Percent of Revenue
Western United States:
Southern California	7,746	97.4%	$2,912	$1.71	11.3%
Northern California	4,417	97.4%	2,603	1.66	6.1%
Seattle	4,076	96.0%	2,737	1.42	5.9%
Phoenix	8,904	97.8%	1,937	1.15	9.6%
Las Vegas	3,177	96.3%	2,132	1.08	3.5%
Denver	2,643	96.3%	2,424	1.32	3.5%
Western US Subtotal	30,963	97.1%	2,442	1.40	39.9%

Florida:
South Florida	8,407	97.3%	2,784	1.49	12.5%
Tampa	8,679	97.2%	2,152	1.15	10.2%
Orlando	6,488	97.6%	2,098	1.12	7.5%
Jacksonville	1,927	97.7%	2,076	1.05	2.2%
Florida Subtotal	25,501	97.4%	2,341	1.25	32.4%

Southeast United States:
Atlanta	12,636	97.0%	1,898	0.92	12.7%
Carolinas	5,355	97.9%	1,929	0.91	5.5%
Southeast US Subtotal	17,991	97.3%	1,907	0.92	18.2%

Texas:
Houston	2,093	96.2%	1,795	0.93	2.0%
Dallas	2,847	96.5%	2,128	1.03	3.3%
Texas Subtotal	4,940	96.3%	1,987	0.99	5.3%

Midwest United States:
Chicago	2,514	97.7%	2,245	1.39	2.9%
Minneapolis	1,101	95.7%	2,199	1.12	1.3%
Midwest US Subtotal	3,615	97.1%	2,231	1.30	4.2%

Total / Average	83,010	97.2%	$2,259	$1.21	100.0%
Same Store Total / Average	77,016	97.8%	$2,254	$1.20	93.1%

(1)All data is for the total wholly owned portfolio, unless otherwise noted.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 18

Supplemental Schedule 5(a)

Same Store Core Revenues Growth Summary — YoY Quarter
($ in thousands, except avg. monthly rent) (unaudited)

		Avg. Monthly Rent			Average Occupancy			Core Revenues
YoY, Q1 2023	# Homes	Q1 2023	Q1 2022	Change	Q1 2023	Q1 2022	Change	Q1 2023	Q1 2022	Change
Western United States:
Southern California	7,518	$2,911	$2,747	6.0%	98.1%	98.6%	(0.5)%	$61,881	$59,433	4.1%
Northern California	3,902	2,576	2,415	6.7%	98.0%	98.5%	(0.5)%	29,315	27,162	7.9%
Seattle	3,678	2,729	2,539	7.5%	97.4%	97.9%	(0.5)%	29,523	27,631	6.8%
Phoenix	8,061	1,917	1,741	10.1%	98.0%	98.3%	(0.3)%	47,477	43,108	10.1%
Las Vegas	2,807	2,131	1,959	8.8%	96.7%	98.3%	(1.6)%	17,322	16,511	4.9%
Denver	2,167	2,425	2,305	5.2%	97.6%	98.1%	(0.5)%	15,969	15,088	5.8%
Western US Subtotal	28,133	2,441	2,273	7.4%	97.8%	98.4%	(0.6)%	201,487	188,933	6.6%

Florida:
South Florida	7,855	2,801	2,490	12.5%	98.0%	98.7%	(0.7)%	66,071	59,562	10.9%
Tampa	8,026	2,131	1,925	10.7%	98.0%	98.1%	(0.1)%	52,114	47,156	10.5%
Orlando	6,107	2,084	1,907	9.3%	98.2%	98.1%	0.1%	39,174	35,658	9.9%
Jacksonville	1,859	2,064	1,907	8.2%	97.9%	97.9%	—%	11,710	10,812	8.3%
Florida Subtotal	23,847	2,334	2,106	10.8%	98.0%	98.3%	(0.3)%	169,069	153,188	10.4%

Southeast United States:
Atlanta	12,081	1,898	1,748	8.6%	97.5%	97.7%	(0.2)%	66,961	63,162	6.0%
Carolinas	4,951	1,923	1,799	6.9%	98.2%	97.8%	0.4%	28,559	27,073	5.5%
Southeast US Subtotal	17,032	1,905	1,763	8.1%	97.7%	97.8%	(0.1)%	95,520	90,235	5.9%

Texas
Houston	1,939	1,794	1,694	5.9%	97.3%	97.8%	(0.5)%	10,489	9,979	5.1%
Dallas	2,469	2,139	1,993	7.3%	97.9%	97.2%	0.7%	16,006	14,696	8.9%
Texas Subtotal	4,408	1,988	1,861	6.8%	97.7%	97.5%	0.2%	26,495	24,675	7.4%

Midwest United States:
Chicago	2,504	2,245	2,118	6.0%	98.1%	98.7%	(0.6)%	16,266	15,409	5.6%
Minneapolis	1,092	2,201	2,086	5.5%	96.7%	97.2%	(0.5)%	7,192	6,777	6.1%
Midwest US Subtotal	3,596	2,232	2,109	5.8%	97.7%	98.3%	(0.6)%	23,458	22,186	5.7%

Total / Average	77,016	$2,254	$2,078	8.5%	97.8%	98.2%	(0.4)%	$516,029	$479,217	7.7%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 19

Supplemental Schedule 5(a) (Continued)

Same Store Core Revenues Growth Summary — Sequential Quarter
($ in thousands, except avg. monthly rent) (unaudited)

		Avg. Monthly Rent			Average Occupancy			Core Revenues
Seq, Q1 2023	# Homes	Q1 2023	Q4 2022	Change	Q1 2023	Q4 2022	Change	Q1 2023	Q4 2022	Change
Western United States:
Southern California	7,518	$2,911	$2,873	1.3%	98.1%	98.1%	—%	$61,881	$61,569	0.5%
Northern California	3,902	2,576	2,546	1.2%	98.0%	97.8%	0.2%	29,315	28,883	1.5%
Seattle	3,678	2,729	2,689	1.5%	97.4%	96.7%	0.7%	29,523	28,935	2.0%
Phoenix	8,061	1,917	1,892	1.3%	98.0%	97.0%	1.0%	47,477	46,565	2.0%
Las Vegas	2,807	2,131	2,114	0.8%	96.7%	96.3%	0.4%	17,322	16,899	2.5%
Denver	2,167	2,425	2,412	0.5%	97.6%	96.1%	1.5%	15,969	15,739	1.5%
Western US Subtotal	28,133	2,441	2,413	1.2%	97.8%	97.2%	0.6%	201,487	198,590	1.5%

Florida:
South Florida	7,855	2,801	2,748	1.9%	98.0%	97.5%	0.5%	66,071	64,741	2.1%
Tampa	8,026	2,131	2,101	1.4%	98.0%	97.4%	0.6%	52,114	50,978	2.2%
Orlando	6,107	2,084	2,057	1.3%	98.2%	98.2%	—%	39,174	38,414	2.0%
Jacksonville	1,859	2,064	2,047	0.8%	97.9%	97.7%	0.2%	11,710	11,445	2.3%
Florida Subtotal	23,847	2,334	2,298	1.6%	98.0%	97.7%	0.3%	169,069	165,578	2.1%

Southeast United States:
Atlanta	12,081	1,898	1,874	1.3%	97.5%	96.9%	0.6%	66,961	66,591	0.6%
Carolinas	4,951	1,923	1,902	1.1%	98.2%	97.6%	0.6%	28,559	28,165	1.4%
Southeast US Subtotal	17,032	1,905	1,882	1.2%	97.7%	97.1%	0.6%	95,520	94,756	0.8%

Texas
Houston	1,939	1,794	1,777	1.0%	97.3%	97.0%	0.3%	10,489	10,344	1.4%
Dallas	2,469	2,139	2,122	0.8%	97.9%	96.8%	1.1%	16,006	15,691	2.0%
Texas Subtotal	4,408	1,988	1,970	0.9%	97.7%	96.9%	0.8%	26,495	26,035	1.8%

Midwest United States:
Chicago	2,504	2,245	2,221	1.1%	98.1%	97.4%	0.7%	16,266	16,221	0.3%
Minneapolis	1,092	2,201	2,195	0.3%	96.7%	95.2%	1.5%	7,192	6,983	3.0%
Midwest US Subtotal	3,596	2,232	2,213	0.9%	97.7%	96.8%	0.9%	23,458	23,204	1.1%

Total / Average	77,016	$2,254	$2,226	1.3%	97.8%	97.3%	0.5%	$516,029	$508,163	1.5%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 20

Supplemental Schedule 5(b)

Same Store NOI Growth and Margin Summary — YoY Quarter
($ in thousands) (unaudited)

	Core Revenues			Core Operating Expenses			Net Operating Income			Core NOI Margin
YoY, Q1 2023	Q1 2023	Q1 2022	Change	Q1 2023	Q1 2022	Change	Q1 2023	Q1 2022	Change	Q1 2023	Q1 2022
Western United States:
Southern California	$61,881	$59,433	4.1%	$18,072	$16,834	7.4%	$43,809	$42,599	2.8%	70.8%	71.7%
Northern California	29,315	27,162	7.9%	8,022	7,369	8.9%	21,293	19,793	7.6%	72.6%	72.9%
Seattle	29,523	27,631	6.8%	8,284	7,363	12.5%	21,239	20,268	4.8%	71.9%	73.4%
Phoenix	47,477	43,108	10.1%	9,237	8,259	11.8%	38,240	34,849	9.7%	80.5%	80.8%
Las Vegas	17,322	16,511	4.9%	4,192	3,202	30.9%	13,130	13,309	(1.3)%	75.8%	80.6%
Denver	15,969	15,088	5.8%	2,894	2,438	18.7%	13,075	12,650	3.4%	81.9%	83.8%
Western US Subtotal	201,487	188,933	6.6%	50,701	45,465	11.5%	150,786	143,468	5.1%	74.8%	75.9%

Florida:
South Florida	66,071	59,562	10.9%	25,439	22,117	15.0%	40,632	37,445	8.5%	61.5%	62.9%
Tampa	52,114	47,156	10.5%	19,369	16,714	15.9%	32,745	30,442	7.6%	62.8%	64.6%
Orlando	39,174	35,658	9.9%	13,166	11,949	10.2%	26,008	23,709	9.7%	66.4%	66.5%
Jacksonville	11,710	10,812	8.3%	3,994	3,535	13.0%	7,716	7,277	6.0%	65.9%	67.3%
Florida Subtotal	169,069	153,188	10.4%	61,968	54,315	14.1%	107,101	98,873	8.3%	63.3%	64.5%

Southeast United States:
Atlanta	66,961	63,162	6.0%	22,199	18,326	21.1%	44,762	44,836	(0.2)%	66.8%	71.0%
Carolinas	28,559	27,073	5.5%	7,704	7,046	9.3%	20,855	20,027	4.1%	73.0%	74.0%
Southeast US Subtotal	95,520	90,235	5.9%	29,903	25,372	17.9%	65,617	64,863	1.2%	68.7%	71.9%

Texas
Houston	10,489	9,979	5.1%	5,345	4,539	17.8%	5,144	5,440	(5.4)%	49.0%	54.5%
Dallas	16,006	14,696	8.9%	6,625	5,573	18.9%	9,381	9,123	2.8%	58.6%	62.1%
Texas Subtotal	26,495	24,675	7.4%	11,970	10,112	18.4%	14,525	14,563	(0.3)%	54.8%	59.0%

Midwest United States:
Chicago	16,266	15,409	5.6%	7,373	6,762	9.0%	8,893	8,647	2.8%	54.7%	56.1%
Minneapolis	7,192	6,777	6.1%	2,307	2,090	10.4%	4,885	4,687	4.2%	67.9%	69.1%
Midwest US Subtotal	23,458	22,186	5.7%	9,680	8,852	9.4%	13,778	13,334	3.3%	58.7%	60.1%

Same Store Total / Average	$516,029	$479,217	7.7%	$164,222	$144,116	14.0%	$351,807	$335,101	5.0%	68.2%	69.9%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 21

Supplemental Schedule 5(b) (Continued)

Same Store NOI Growth and Margin Summary — Sequential Quarter
($ in thousands) (unaudited)

	Core Revenues			Core Operating Expenses			Net Operating Income			Core NOI Margin
Seq, Q1 2023	Q1 2023	Q4 2022	Change	Q1 2023	Q4 2022	Change	Q1 2023	Q4 2022	Change	Q1 2023	Q4 2022
Western United States:
Southern California	$61,881	$61,569	0.5%	$18,072	$15,116	19.6%	$43,809	$46,453	(5.7)%	70.8%	75.4%
Northern California	29,315	28,883	1.5%	8,022	6,513	23.2%	21,293	22,370	(4.8)%	72.6%	77.5%
Seattle	29,523	28,935	2.0%	8,284	7,588	9.2%	21,239	21,347	(0.5)%	71.9%	73.8%
Phoenix	47,477	46,565	2.0%	9,237	9,502	(2.8)%	38,240	37,063	3.2%	80.5%	79.6%
Las Vegas	17,322	16,899	2.5%	4,192	4,069	3.0%	13,130	12,830	2.3%	75.8%	75.9%
Denver	15,969	15,739	1.5%	2,894	3,087	(6.3)%	13,075	12,652	3.3%	81.9%	80.4%
Western US Subtotal	201,487	198,590	1.5%	50,701	45,875	10.5%	150,786	152,715	(1.3)%	74.8%	76.9%

Florida:
South Florida	66,071	64,741	2.1%	25,439	26,628	(4.5)%	40,632	38,113	6.6%	61.5%	58.9%
Tampa	52,114	50,978	2.2%	19,369	20,201	(4.1)%	32,745	30,777	6.4%	62.8%	60.4%
Orlando	39,174	38,414	2.0%	13,166	13,179	(0.1)%	26,008	25,235	3.1%	66.4%	65.7%
Jacksonville	11,710	11,445	2.3%	3,994	4,183	(4.5)%	7,716	7,262	6.3%	65.9%	63.5%
Florida Subtotal	169,069	165,578	2.1%	61,968	64,191	(3.5)%	107,101	101,387	5.6%	63.3%	61.2%

Southeast United States:
Atlanta	66,961	66,591	0.6%	22,199	25,887	(14.2)%	44,762	40,704	10.0%	66.8%	61.1%
Carolinas	28,559	28,165	1.4%	7,704	7,301	5.5%	20,855	20,864	—%	73.0%	74.1%
Southeast US Subtotal	95,520	94,756	0.8%	29,903	33,188	(9.9)%	65,617	61,568	6.6%	68.7%	65.0%

Texas
Houston	10,489	10,344	1.4%	5,345	5,916	(9.7)%	5,144	4,428	16.2%	49.0%	42.8%
Dallas	16,006	15,691	2.0%	6,625	7,742	(14.4)%	9,381	7,949	18.0%	58.6%	50.7%
Texas Subtotal	26,495	26,035	1.8%	11,970	13,658	(12.4)%	14,525	12,377	17.4%	54.8%	47.5%

Midwest United States:
Chicago	16,266	16,221	0.3%	7,373	7,030	4.9%	8,893	9,191	(3.2)%	54.7%	56.7%
Minneapolis	7,192	6,983	3.0%	2,307	2,548	(9.5)%	4,885	4,435	10.1%	67.9%	63.5%
Midwest US Subtotal	23,458	23,204	1.1%	9,680	9,578	1.1%	13,778	13,626	1.1%	58.7%	58.7%

Same Store Total / Average	$516,029	$508,163	1.5%	$164,222	$166,490	(1.4)%	$351,807	$341,673	3.0%	68.2%	67.2%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 22

Supplemental Schedule 5(c)

Same Store Lease-Over-Lease Rent Growth
(unaudited)

	Rental Rate Growth
	Q1 2023
	Renewal	New	Blended
	Leases	Leases	Average
Western United States:
Southern California	6.7%	8.6%	7.3%
Northern California	5.4%	5.0%	5.3%
Seattle	7.6%	4.0%	6.4%
Phoenix	8.1%	6.3%	7.6%
Las Vegas	7.8%	2.4%	5.8%
Denver	5.5%	1.7%	4.3%
Western US Subtotal	7.0%	5.4%	6.5%

Florida:
South Florida	11.4%	7.7%	10.5%
Tampa	8.7%	7.2%	8.3%
Orlando	8.6%	6.5%	8.0%
Jacksonville	7.3%	4.4%	6.4%
Florida Subtotal	9.7%	7.0%	8.9%

Southeast United States:
Atlanta	7.9%	6.3%	7.4%
Carolinas	7.4%	5.7%	6.9%
Southeast US Subtotal	7.8%	6.1%	7.3%

Texas
Houston	4.4%	2.0%	3.8%
Dallas	6.5%	2.9%	5.3%
Texas Subtotal	5.5%	2.6%	4.6%

Midwest United States:
Chicago	7.2%	4.7%	6.6%
Minneapolis	7.6%	(2.6)%	3.1%
Midwest US Subtotal	7.3%	1.9%	5.6%

Total / Average	8.0%	5.7%	7.3%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 23

Supplemental Schedule 6

Same Store Cost to Maintain, net (1)
($ in thousands, except per home amounts) (unaudited)

Total ($ 000)	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
R&M OpEx, net	$21,776	$23,184	$27,871	$23,208	$20,131
Turn OpEx, net	8,946	10,318	9,942	8,278	6,141
Total recurring operating expenses, net	$30,722	$33,502	$37,813	$31,486	$26,272

R&M CapEx	$24,708	$26,995	$30,865	$25,140	$23,458
Turn CapEx	9,854	11,632	11,089	9,754	7,213
Total recurring capital expenditures	$34,562	$38,627	$41,954	$34,894	$30,671

R&M OpEx, net + R&M CapEx	$46,484	$50,179	$58,736	$48,348	$43,589
Turn OpEx, net + Turn CapEx	18,800	21,950	21,031	18,032	13,354
Total Cost to Maintain, net	$65,284	$72,129	$79,767	$66,380	$56,943

Per Home ($)	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Total Cost to Maintain, net	$848	$937	$1,036	$862	$739

(1)Recurring R&M OpEx and Turn OpEx are presented net of applicable resident recoveries.

Total Wholly Owned Portfolio Capital Expenditure Detail
($ in thousands) (unaudited)

Total ($ 000)	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Recurring CapEx	$37,114	$40,945	$44,556	$37,481	$32,762
Value Enhancing CapEx	9,458	12,258	14,809	12,223	6,670
Initial Renovation CapEx	4,037	13,853	30,055	33,109	34,226
Disposition CapEx	1,825	999	1,174	1,334	1,306
Total Capital Expenditures	$52,434	$68,055	$90,594	$84,147	$74,964

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 24

Supplemental Schedule 7

Adjusted Property Management and G&A Reconciliation
($ in thousands) (unaudited)

Adjusted Property Management Expense	Q1 2023	Q1 2022
Property management expense (GAAP)	$23,584	$20,967
Adjustments:
Share-based compensation expense	(1,960)	(1,426)
Adjusted property management expense	$21,624	$19,541

Adjusted G&A Expense	Q1 2023	Q1 2022
G&A expense (GAAP)	$17,452	$17,639
Adjustments:
Share-based compensation expense	(4,538)	(5,220)
Severance expense	(153)	(18)
Adjusted G&A expense	$12,761	$12,401

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 25

Supplemental Schedule 8(a)

Acquisitions and Dispositions
(unaudited)
	December 31, 2022	Q1 2023 Acquisitions (1)		Q1 2023 Dispositions (2)		March 31, 2023
	Homes	Homes	Avg. Est.	Homes	Average	Homes
	Owned	Acq.	Cost Basis	Sold	Sales Price	Owned
Wholly Owned Portfolio
Western United States:
Southern California	7,776	—	$—	30	$572,343	7,746
Northern California	4,440	—	—	23	431,150	4,417
Seattle	4,084	—	—	8	495,550	4,076
Phoenix	8,914	4	425,940	14	297,061	8,904
Las Vegas	3,180	—	—	3	388,333	3,177
Denver	2,670	—	—	27	351,129	2,643
Western US Subtotal	31,064	4	425,940	105	436,719	30,963

Florida:
South Florida	8,402	37	376,479	32	408,972	8,407
Tampa	8,637	67	354,318	25	300,224	8,679
Orlando	6,457	50	290,293	19	224,455	6,488
Jacksonville	1,928	—	—	1	192,000	1,927
Florida Subtotal	25,424	154	338,855	77	325,316	25,501

Southeast United States:
Atlanta	12,657	21	347,033	42	212,393	12,636
Carolinas	5,359	1	415,212	5	419,800	5,355
Southeast US Subtotal	18,016	22	350,132	47	234,457	17,991

Texas:
Houston	2,104	—	—	11	206,011	2,093
Dallas	2,869	1	315,161	23	245,733	2,847
Texas Subtotal	4,973	1	315,161	34	232,882	4,940

Midwest United States:
Chicago	2,527	—	—	13	237,723	2,514
Minneapolis	1,109	—	—	8	294,113	1,101
Midwest US Subtotal	3,636	—	—	21	259,205	3,615

Total / Average	83,113	181	$342,019	284	$335,513	83,010

Joint Venture Portfolio
2020 Rockpoint JV (3)	2,610	—	$—	—	$—	2,610
2022 Rockpoint JV (4)	132	—	—	—	—	132
FNMA JV (5)	488	—	—	13	454,377	475
Pathway Homes (6)	340	13	347,772	—	—	353

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 26

Supplemental Schedule 8(a) (Continued)

(1)Estimated stabilized cap rates on wholly owned acquisitions during the quarter averaged 5.6%. Stabilized cap rate represents forecast nominal NOI for the 12 months following stabilization, divided by estimated cost basis.
(2)Cap rates on wholly owned dispositions during the quarter averaged 1.8%. Disposition cap rate represents actual NOI recognized in the 12 months prior to the month of disposition, divided by sales price.
(3)Represents portfolio owned by the 2020 Rockpoint JV, of which Invitation Homes owns 20.0%.
(4)Represents portfolio owned by the 2022 Rockpoint JV, of which Invitation Homes owns 16.7%.
(5)Represents portfolio owned by the FNMA JV, of which Invitation Homes owns 10.0%.
(6)Represents portfolio owned by Pathway Homes, of which Invitation Homes owned 100.0% of the property portfolio as of March 31, 2023.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 27

Supplemental Schedule 8(b)

Expected Acquisition Pipeline of New Homes from Third-Party Homebuilders — As of March 31, 2023
(unaudited)

	Pipeline as of March 31, 2023 (1)(2)	Estimated Deliveries in 2023	Estimated Deliveries in 2024	Estimated Deliveries Thereafter	Avg. Estimated Cost Basis Per Home

Southern California	127	30	54	43	$510,000
Phoenix	150	10	45	95	420,000
Tampa	485	149	59	277	310,000
Orlando	857	219	97	541	400,000
Atlanta	178	57	50	71	340,000
Carolinas	331	54	147	130	410,000
South Florida	9	9	—	—	360,000
Dallas	96	36	36	24	310,000
Total / Average	2,233	564	488	1,181	$380,000

(1)Represents the number of new homes under contract as of March 31, 2023, that are expected to be built, sold and delivered to the Company by various third-party homebuilders during a future period.
(2)Pipeline rollforward:

Pipeline as of December 31, 2022	2,370
Q1 2023 additions	20
Q1 2023 cancellations	(6)
Q1 2023 deliveries	(151)
Pipeline as of March 31, 2023	2,233

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 28

Glossary and Reconciliations

Average Estimated Cost Basis
Average estimated cost basis on acquisition represents the sum of purchase price, any closing adjustments, and estimated initial renovation expenditure for an acquired home or population of homes.

Average Monthly Rent
Average monthly rent represents average monthly rental income per home for occupied properties in an identified population of homes over the measurement period, and reflects the impact of non-service rental concessions and contractual rent increases amortized over the life of the lease.

Average Occupancy
Average occupancy for an identified population of homes represents (i) the total number of days that the homes in such population were occupied during the measurement period, divided by (ii) the total number of days that the homes in such population were owned during the measurement period.

Core NOI Margin
Core NOI margin for an identified population of homes is calculated by dividing NOI by Core Revenues attributable to such population.

Core Operating Expenses
Core operating expenses for an identified population of homes reflect property operating and maintenance expenses, excluding any expenses recovered from residents.

Core Revenues
Core revenues for an identified population of homes reflects total revenues, net of any resident recoveries.

Cost to Maintain, net
Cost to maintain, net a home represents the sum of the expensed and capitalized portions of recurring repairs & maintenance and turn spend, net of resident reimbursements, as indicated in tables presented, not including the internal labor associated with such work.

Disposition CapEx
Disposition CapEx represents expenditures related to the preparation of a home for disposition after the prior tenant has moved out of the home.

EBITDA, EBITDAre, and Adjusted EBITDAre
EBITDA, EBITDAre, and Adjusted EBITDAre are supplemental, non-GAAP measures often utilized to evaluate the performance of real estate companies. The Company defines EBITDA as net income or loss computed in accordance with accounting principles generally accepted in the United States (“GAAP”) before the following items: interest expense; income tax expense; depreciation and amortization; and adjustments for unconsolidated joint ventures. National Association of Real Estate Investment Trusts ("Nareit") recommends as a best practice that REITs that report an EBITDA performance measure also report EBITDAre. The Company defines EBITDAre, consistent with the Nareit definition, as EBITDA, further adjusted for gain on sale of property, net of tax, impairment on depreciated real estate investments, and adjustments for unconsolidated joint ventures. Adjusted EBITDAre is defined as EBITDAre before the following items: share-based compensation expense; severance; casualty losses, net; (gains) losses on investments in equity securities, net; and other income and expenses. EBITDA, EBITDAre, and Adjusted EBITDAre are used as supplemental financial performance measures by management and by external users of the Company's financial statements, such as investors and commercial banks. Set forth below is additional detail on how management uses EBITDA, EBITDAre, and Adjusted EBITDAre as measures of performance.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 29

The GAAP measure most directly comparable to EBITDA, EBITDAre, and Adjusted EBITDAre is net income or loss. EBITDA, EBITDAre, and Adjusted EBITDAre are not used as measures of the Company's liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP. The Company's EBITDA, EBITDAre, and Adjusted EBITDAre may not be comparable to the EBITDA, EBITDAre, and Adjusted EBITDAre of other companies due to the fact that not all companies use the same definitions of EBITDA, EBITDAre, and Adjusted EBITDAre. Accordingly, there can be no assurance that the Company's basis for computing these non-GAAP measures is comparable with that of other companies. See below for a reconciliation of GAAP net income to EBITDA, EBITDAre, and Adjusted EBITDAre.

Funds from Operations (FFO), Core Funds from Operations (Core FFO), and Adjusted Funds from Operations (AFFO)
FFO, Core FFO, and Adjusted FFO are supplemental, non-GAAP measures often utilized to evaluate the performance of real estate companies. FFO is defined by Nareit as net income or loss (computed in accordance with GAAP) excluding gains or losses from sales of previously depreciated real estate assets, plus depreciation, amortization and impairment of real estate assets, and adjustments for unconsolidated joint ventures.

The Company believes that FFO is a meaningful supplemental measure of the operating performance of its business because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure as it excludes historical cost depreciation and amortization, impairment on depreciated real estate investments, gains or losses related to sales of previously depreciated homes, as well non-controlling interests, from GAAP net income or loss.

The GAAP measure most directly comparable to Core FFO and Adjusted FFO is net income or loss. Core FFO and Adjusted FFO are not used as measures of the Company's liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP. The Company's Core FFO and Adjusted FFO may not be comparable to the Core FFO and Adjusted FFO of other companies due to the fact that not all companies use the same definition of Core FFO and Adjusted FFO. Accordingly, there can be no assurance that the Company's basis for computing these non-GAAP measures is comparable with that of other companies. See "Reconciliation of FFO, Core FFO, and Adjusted FFO" for a reconciliation of GAAP net income to FFO, Core FFO, and Adjusted FFO.

Initial Renovation CapEx
Initial renovation CapEx represents expenditures related to the first post-acquisition renovation of a home to bring the home to Invitation Homes standards and specifications.

Net Operating Income (NOI)
NOI is a non-GAAP measure often used to evaluate the performance of real estate companies. The Company defines NOI for an identified population of homes as rental revenues and other property income less property operating and maintenance expense (which consists primarily of property taxes, insurance, HOA fees (when applicable), market-level personnel expenses, repairs and maintenance, leasing costs, and marketing expense). NOI excludes: interest expense; depreciation and amortization; property management expense; general and administrative expense; impairment and other; gain on sale of property, net of tax; (gains) losses on investments in equity securities, net; other income and expenses; management fee revenues; and income from investments in unconsolidated joint ventures.

The GAAP measure most directly comparable to NOI is net income or loss. NOI is not used as a measure of liquidity and should not be considered as an alternative to net income or loss or any other measure of financial performance presented in accordance with GAAP. The Company's NOI may not be comparable to the NOI of other companies due to the fact that not all companies use the same definition of NOI. Accordingly, there can be no assurance that the Company's basis for computing this non-GAAP measure is comparable with that of other companies.

The Company believes that Same Store NOI is also a meaningful supplemental measure of the Company's operating performance for the same reasons as NOI and is further helpful to investors as it provides a more consistent measurement of the Company's performance across reporting periods by reflecting NOI for homes in its Same Store Portfolio.

See below for a reconciliation of GAAP net income to NOI for the Company's total portfolio and NOI for its Same Store Portfolio.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 30

PSF
PSF means per square foot.

Recurring Capital Expenditures or Recurring CapEx
Recurring Capital Expenditures or Recurring CapEx represents general replacements and expenditures required to preserve and maintain the value and functionality of a home and its systems as a single-family rental.

Rental Rate Growth
Rental rate growth for any home represents the percentage difference between the monthly rent from an expiring lease and the monthly rent from the next lease, and, in each case, reflects the impact of any amortized non-service rent concessions and amortized contractual rent increases. Leases are either renewal leases, where the Company's current resident chooses to stay for a subsequent lease term, or a new lease, where the Company's previous resident moves out and a new resident signs a lease to occupy the same home.

Revenue Collections
Revenue collections represent the total cash received in a given period for rental revenues and other property income (including receipt of late payments that were billed in prior months) divided by the total amounts billed in that period. When a payment plan is in place with a resident, amounts are considered to be billed at the time they would have been billed based on the terms of the original lease, not the terms of the payment plan. "Historical average" revenue collections as a percentage of billings refer to revenue collections as a percentage of billings for the period from October 2019 through and including March 2020.

Same Store / Same Store Portfolio
Same Store or Same Store portfolio includes, for a given reporting period, wholly owned homes that have been stabilized and seasoned, excluding homes that have been sold, homes that have been identified for sale to an owner occupant and have become vacant, homes that have been deemed inoperable or significantly impaired by casualty loss events or force majeure, homes acquired in portfolio transactions that are deemed not to have undergone renovations of sufficiently similar quality and characteristics as the existing Invitation Homes Same Store portfolio, and homes in markets that the Company has announced an intent to exit where the Company no longer operates a significant number of homes.

Homes are considered stabilized if they have (i) completed an initial renovation and (ii) entered into at least one post-initial renovation lease. An acquired portfolio that is both leased and deemed to be of sufficiently similar quality and characteristics as the existing Invitation Homes Same Store portfolio may be considered stabilized at the time of acquisition.

Homes are considered to be seasoned once they have been stabilized for at least 15 months prior to January 1st of the year in which the Same Store portfolio was established.

The Company believes presenting information about the portion of its portfolio that has been fully operational for the entirety of a given reporting period and its prior year comparison period provides investors with meaningful information about the performance of the Company's comparable homes across periods and about trends in its organic business.

Total Homes / Total Portfolio
Total homes or total portfolio refers to the total number of homes owned, whether or not stabilized, and excludes any properties previously acquired in purchases that have been subsequently rescinded or vacated. Unless otherwise indicated, total homes or total portfolio refers to the wholly owned homes and excludes homes owned in joint ventures.

Turnover Rate
Turnover rate represents the number of instances that homes in an identified population become unoccupied in a given period, divided by the number of homes in such population.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 31

Unsecured Facility Covenants
Unsecured facility covenants refer to financial and operating requirements that the Company must meet with respect to its $1,000 million revolving credit facility (the "Revolving Facility") and its $2,500 million term loan facility (the "2020 Term Loan Facility" and together with the Revolving Facility, the "Credit Facility"), as set forth in the Company's Amended and Restated Revolving Credit and Term Loan Agreement dated December 8, 2020 (as amended by the First Amendment, dated as of April 18, 2023, the "Credit Agreement") and its $725 million term loan facility (the "2022 Term Loan Facility" and together with the 2020 Term Loan Facility, the "Term Loan Facilities"), as set forth in the Company's Term Loan Agreement dated June 22, 2022 (the "Term Loan Agreement" and together with the Credit Agreement, the "Unsecured Credit Agreements"). The metrics provided under the "Unsecured Facilities Covenant Compliance" heading on Supplemental Schedule 2(b) show the Company's compliance with certain covenants that the Company believes are its most restrictive financial covenants, including: total leverage ratio, secured leverage ratio, unencumbered leverage ratio, fixed charge coverage ratio, and unsecured interest coverage ratio.

Total leverage ratio represents (i) total outstanding indebtedness (including the Company's pro rata share of debt in unconsolidated entities), as defined by the Unsecured Credit Agreements, divided by (ii) total asset value (including the Company's pro rata share of assets in unconsolidated entities), as defined in the Unsecured Credit Agreements. For the purpose of calculating total asset value under the terms of the Unsecured Credit Agreements, properties owned for at least one year are valued by dividing NOI by a 6% capitalization rate (the market standard for residential loans), and properties owned for less than one year are valued at either their gross book value or by dividing NOI by a 6% capitalization rate.

Secured leverage ratio represents (i) total outstanding secured indebtedness (including the Company's pro rata share of secured debt in unconsolidated entities), as defined by the Unsecured Credit Agreements, divided by (ii) total asset value (including the Company's pro rata share of assets in unconsolidated entities), as defined in the Unsecured Credit Agreements. For the purpose of calculating total asset value under the terms of the Unsecured Credit Agreements, properties owned for at least one year are valued by dividing NOI by a 6% capitalization rate (the market standard for residential loans), and properties owned for less than one year are valued at either their gross book value or by dividing NOI by a 6% capitalization rate.

Unencumbered leverage ratio represents (i) total outstanding unsecured indebtedness (including the Company's pro rata share of unsecured debt in unconsolidated entities), as defined by the Unsecured Credit Agreements, divided by (ii) unencumbered asset value, as defined in the Unsecured Credit Agreements. For the purpose of calculating unencumbered asset value under the terms of the Unsecured Credit Agreements, properties owned for at least one year are valued by dividing NOI by a 6% capitalization rate (the market standard for residential loans), and properties owned for less than one year are valued at either their gross book value or by dividing NOI by a 6% capitalization rate.

Fixed charge coverage ratio represents (i) the trailing four quarters' EBITDA (including the Company's pro rata share of EBITDA from unconsolidated entities), as defined by the Unsecured Credit Agreements, divided by (ii) the trailing four quarters' fixed charges (including the Company's pro rata share of fixed charges in unconsolidated entities), as defined in the Unsecured Credit Agreements. Fixed charges include cash interest expense, regularly scheduled principal payments, and preferred stock or preferred OP unit dividends.

Unsecured interest coverage ratio represents (i) the trailing four quarters' unencumbered NOI, as defined by the Unsecured Credit Agreements, divided by (ii) the trailing four quarters' total unsecured interest expense (including the Company's pro rata share of interest expense from unsecured debt in unconsolidated entities), as defined in the Unsecured Credit Agreements.

The metrics set forth under the "Unsecured Facilities Covenant Compliance" heading on Supplemental Schedule 2(b), and described above, are provided only to show the Company's compliance with these covenants. These metrics should not be used for any other purpose, including without limitation to evaluate the Company's financial condition or results of operations, nor do they indicate the Company's covenant compliance as of any other date or for any other period. These metrics, or components of these metrics described above, may be defined differently in the Unsecured Credit Agreements than similarly named metrics are defined by the Company in its Earnings Release and Supplemental Information for the purposes of evaluating its financial conditions or results of operations. For a more complete and detailed description of the covenants contained in the Company's Unsecured Credit Agreements, see Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 24, 2023 and Exhibit 10.1 to the Company's Current Report on Form 8-K filed on June 22, 2022.
The breach of any of the covenants set forth in the Unsecured Credit Agreements could result in a default of the Company's indebtedness related to its Revolving Facility and Term Loan Facilities, which could cause those obligations to become due and payable. The
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 32

Company's ability to comply with these covenants may be affected by changes in the Company's operating and financial performance, changes in general business and economic conditions, adverse regulatory developments, or other events adversely impacting it. If any of the Company's indebtedness is accelerated, the Company may not be able to repay it. For risks related to failure to comply with covenants, see Part I. Item 1A. “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, as such factors may be updated from time to time in its periodic filings with the SEC.

Unsecured Public Bond Covenants
Unsecured public bond covenants refer to financial and operating requirements that the Company must meet with respect to its senior notes, as set forth in the Company's Supplemental Indentures to the Base Indenture for its Senior Notes (together, the "Indenture"). The metrics provided under the "Unsecured Public Bond Covenant Compliance" heading on Supplemental Schedule 2(b) show the Company's compliance with certain covenants that the Company believes are its most restrictive financial covenants, including: aggregate debt ratio, secured debt ratio, unencumbered assets ratio, and debt service ratio.

Aggregate debt ratio represents (i) total debt, as defined by the Indenture, divided by (ii) total assets, including the undepreciated book value of real estate assets and some tangible non-real estate assets, as defined by the Indenture.

Secured debt ratio represents (i) secured debt, as defined by the Indenture, divided by (ii) total assets, including the undepreciated book value of real estate assets and some tangible non-real estate assets, as defined by the Indenture.

Unencumbered assets ratio represents (i) total unencumbered assets, not including investments in unconsolidated joint ventures, as defined in the Indenture, divided by (ii) unsecured debt, as defined by the Indenture.

Debt service ratio represents (i) consolidated income available for debt service, as defined by the Indenture, divided by (ii) annual service charge for the trailing four quarters, calculated on a pro forma basis as if transactions during the period had occurred at the beginning of the period, as defined in the Indenture. Annual service charge includes interest expense and amortization of original issue discounts on debt, and excludes funded interest reserves, amortization of DFCs, and select nonrecurring charges.

The metrics set forth under the "Unsecured Public Bond Covenant Compliance" heading on Supplemental Schedule 2(b), and described above, are provided only to show the Company's compliance with these covenants. These metrics should not be used for any other purpose, including without limitation to evaluate the Company's financial condition or results of operations, nor do they indicate the Company's covenant compliance as of any other date or for any other period. These metrics, or components of these metrics described above, may be defined differently in the Indenture than similarly named metrics are defined by the Company in its Earnings Release and Supplemental Information for the purposes of evaluating its financial conditions or results of operations. For a more complete and detailed description of the covenants contained in the Company's Unsecured Public Bond Agreements, see Exhibit 4.2 and/or 4.3 to the Company’s Current Report on Form 8-K filed on August 6, 2021, November 5, 2021, and April 5, 2022.

The breach of any of the covenants set forth in the Indenture could result in a default of the Company's indebtedness related to its senior notes, which could cause those obligations to become due and payable. The Company's ability to comply with these covenants may be affected by changes in the Company's operating and financial performance, changes in general business and economic conditions, adverse regulatory developments, or other events adversely impacting it. If any of the Company's indebtedness is accelerated, the Company may not be able to repay it. For risks related to failure to comply with covenants, see Part I. Item 1A. “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, as such factors may be updated from time to time in its periodic filings with the SEC.

Value Enhancing CapEx
Value enhancing CapEx represents re-investment in stabilized homes, above and beyond general replacements to preserve and maintain the value and functionality of a home, for the purpose of enhancing expected risk-adjusted returns.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 33

Reconciliation of Total Revenues to Same Store Core Revenues, Quarterly
(in thousands) (unaudited)

	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Total revenues (Total Portfolio)	$589,890	$579,836	$568,675	$557,300	$532,310
Management fee revenues	(3,375)	(3,326)	(3,284)	(2,759)	(2,111)
Total portfolio resident recoveries	(31,966)	(32,639)	(31,260)	(29,394)	(28,762)
Total Core Revenues (Total Portfolio)	554,549	543,871	534,131	525,147	501,437
Non-Same Store Core Revenues	(38,520)	(35,708)	(32,578)	(28,635)	(22,220)
Same Store Core Revenues	$516,029	$508,163	$501,553	$496,512	$479,217

Reconciliation of Property Operating and Maintenance Expenses to Same Store Core Operating Expenses, Quarterly
(in thousands) (unaudited)

	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Property operating and maintenance expenses (Total Portfolio)	$208,497	$209,615	$203,787	$190,680	$182,269
Total Portfolio resident recoveries	(31,966)	(32,639)	(31,260)	(29,394)	(28,762)
Core Operating Expenses (Total Portfolio)	176,531	176,976	172,527	161,286	153,507
Non-Same Store Core Operating Expenses	(12,309)	(10,486)	(11,471)	(9,623)	(9,391)
Same Store Core Operating Expenses	$164,222	$166,490	$161,056	$151,663	$144,116

Reconciliation of Net Income to Same Store NOI, Quarterly
(in thousands) (unaudited)

	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Net income available to common stockholders	$120,071	$100,426	$79,032	$110,815	$92,395
Net income available to participating securities	171	146	147	148	220
Non-controlling interests	342	290	250	542	388
Interest expense	78,047	78,409	76,454	74,840	74,389
Depreciation and amortization	164,673	163,318	160,428	158,572	155,796
Property management expense	23,584	22,770	22,385	21,814	20,967
General and administrative	17,452	16,921	20,123	19,342	17,639
Impairment and other (1)	1,163	5,823	20,004	1,355	1,515
Gain on sale of property, net of tax	(29,671)	(21,213)	(23,952)	(27,508)	(18,026)
(Gains) losses on investments in equity securities, net	(88)	(61)	796	172	3,032
Other, net (2)	1,494	(344)	8,372	3,827	(594)
Management fee revenues	(3,375)	(3,326)	(3,284)	(2,759)	(2,111)
Loss from investments in unconsolidated joint ventures	4,155	3,736	849	2,701	2,320
NOI (Total Portfolio)	378,018	366,895	361,604	363,861	347,930
Non-Same Store NOI	(26,211)	(25,222)	(21,107)	(19,012)	(12,829)
Same Store NOI	$351,807	$341,673	$340,497	$344,849	$335,101

(1)Includes $5.0 million and $19.0 million of net estimated losses and damages related to Hurricanes Ian and Nicole for Q4 2022 and Q3 2022, respectively.
(2)Includes interest income and other miscellaneous income and expenses.
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 34

Reconciliation of Net Income to Adjusted EBITDAre
(in thousands, unaudited)
			Trailing Twelve Months (TTM) Ended
	Q1 2023	Q1 2022	March 31, 2023	December 31, 2022
Net income available to common stockholders	$120,071	$92,395	$410,344	$382,668
Net income available to participating securities	171	220	612	661
Non-controlling interests	342	388	1,424	1,470
Interest expense	78,047	74,389	307,750	304,092
Interest expense in unconsolidated joint ventures	4,578	592	7,567	3,581
Depreciation and amortization	164,673	155,796	646,991	638,114
Depreciation and amortization of investments in unconsolidated joint ventures	2,475	638	7,675	5,838
EBITDA	370,357	324,418	1,382,363	1,336,424
Gain on sale of property, net of tax	(29,671)	(18,026)	(102,344)	(90,699)
Impairment on depreciated real estate investments	178	101	387	310
Net gain on sale of investments in unconsolidated joint ventures	(330)	(130)	(1,065)	(865)
EBITDAre	340,534	306,363	1,279,341	1,245,170
Share-based compensation expense	6,498	6,646	28,814	28,962
Severance	153	18	449	314
Casualty losses, net (1)	988	1,414	28,059	28,485
(Gains) losses on investments in equity securities, net	(88)	3,032	819	3,939
Other, net (2)	1,494	(594)	13,349	11,261
Adjusted EBITDAre	$349,579	$316,879	$1,350,831	$1,318,131

(1)Includes the Company's share from unconsolidated joint ventures, and includes $24.0 million of net estimated losses and damages related to Hurricanes Ian and Nicole for the TTM ended March 31, 2023 and December 31, 2022.
(2)Includes interest income and other miscellaneous income and expenses.
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 35

Reconciliation of Net Debt / Trailing Twelve Months (TTM) Adjusted EBITDAre
(in thousands, except for ratio) (unaudited)

	As of		As of
	March 31, 2023		December 31, 2022
Mortgage loans, net	$1,641,959		$1,645,795
Secured term loan, net	401,351		401,530
Unsecured notes, net	2,519,100		2,518,185
Term loan facility, net	3,205,643		3,203,567
Revolving facility	—		—
Total Debt per Balance Sheet	7,768,053		7,769,077
Retained and repurchased certificates	(88,406)		(88,564)
Cash, ex-security deposits and letters of credit (1)	(349,018)		(275,989)
Deferred financing costs, net	47,891		51,076
Unamortized discounts on note payable	13,118		13,518
Net Debt (A)	$7,391,638		$7,469,118

	For the TTM Ended		For the TTM Ended
	March 31, 2023		December 31, 2022
Adjusted EBITDAre (B)	$1,350,831		$1,318,131

Net Debt / TTM Adjusted EBITDAre (A / B)	5.5	x	5.7	x

(1)Represents cash and cash equivalents and the portion of restricted cash that excludes security deposits and letters of credit

Components of Non-Cash Interest Expense
(in thousands) (unaudited)

	Q1 2023	Q1 2022
Amortization of discounts on notes payable	$400	$462
Amortization of deferred financing costs	3,911	3,538
Change in fair value of interest rate derivatives	(15)	(20)
Amortization of swap fair value at designation	2,310	2,420
Company's share from unconsolidated joint ventures	2,526	70
Total non-cash interest expense	$9,132	$6,470

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2023 Earnings Release and Supplemental Information — page 36